August 15, 2005
For 7:00 am EDT Release

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Paul Taaffe	Chris Ahearn
	704-758-2033	704-758-2304

LOWE’S REPORTS RECORD SECOND QUARTER EARNINGS

-- Second Quarter Total Sales Increased 17.3 Percent -

-- Second Quarter Comparable Store Sales Increased 6.5 Percent --

MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW), the world’s second largest home improvement retailer, today reported net earnings of $838 million for the quarter ended July 29, 2005, a 19.7 percent increase over the same period a year ago. Diluted earnings per share increased 20.7 percent to $1.05 from $0.87 in the second quarter of 2004. For the six months ended July 29, 2005, net earnings grew 24.0 percent to $1.43 billion while diluted earnings per share increased 24.5 percent to $1.78.

Sales for the quarter increased 17.3 percent to $11.9 billion, up from $10.2 billion in the second quarter of 2004. Comparable store sales for the second quarter increased 6.5 percent. For the six months ended July 29, 2005, sales increased 15.9 percent to $21.8 billion. Comparable store sales increased 5.2 percent in the first half of 2005.

“Building on the strong sales trends we experienced in April, our stores delivered solid comparable store sales across all three months of the quarter,” explained Robert A. Niblock, Lowe’s chairman, president and CEO.  “Comp sales above our original guidance were driven by our Big 3 sales initiatives of Installed Sales, Special Order Sales and sales to Commercial Business Customers, all of which remain core to our performance. Successful traffic-driving marketing campaigns, in conjunction with great merchandising and store execution, led to comparable store increases in both average ticket and transaction counts in the quarter.”

“Favorable social and demographic trends, a robust housing market and an unwavering organizational commitment to provide unmatched service and solutions for our customers continue to give us confidence in the future for Lowe’s,” Niblock added.  “We remain committed to invest in all areas of our business with well-trained employees, industry-leading stores and state-of-the-art systems to ensure we execute our vision to be the first choice for home improvement in each and every market we serve.”

During the quarter, Lowe’s opened 27 new stores including one relocation. As of July 29, 2005, Lowe’s operated 1,138 stores in 49 states representing 129.4 million square feet of retail selling space, a 13.7 percent increase over last year.

A conference call to discuss second quarter 2005 operating results is scheduled for today (Monday, August 15) at 9:00 a.m. EDT. Please dial 888-817-4020 (international callers dial 706-679-3245) to participate. A webcast of the call will take place simultaneously and can be accessed by visiting Lowe’s website at www.Lowes.com/investor and clicking on Lowe’s Second Quarter 2005 Earnings Conference Call Webcast. A replay of the call will be archived on Lowes.com until November 13, 2005.

Lowe's Business Outlook

Third Quarter 2005 (comparisons to third quarter 2004)
·	The company expects to open 34 stores reflecting square footage growth of approximately 13 percent
·	Total sales are expected to increase approximately 16 percent
·	The company expects to report a comparable store sales increase of 4 to 6 percent
·	Operating margin (defined as gross margin less SG&A and depreciation) is expected to increase approximately 10 basis points
·	Store opening costs are expected to be approximately $36 million
·	Diluted earnings per share of $0.76 to $0.78 are expected
·	Lowe’s third quarter ends on October 28, 2005 with operating results to be publicly released on Monday, November 14, 2005

Fiscal Year 2005 - a 53-week Year (comparisons to fiscal year 2004 - a 52-week year)
·	The company expects to open 150 stores in 2005 reflecting total square footage growth of approximately 13 percent
·	Total sales are expected to increase approximately 17 percent for the year
·	The company expects to report a comparable store sales increase of approximately 5 percent
·	Operating margin (defined as gross margin less SG&A and depreciation) is expected to increase 20 to 30 basis points
·	Store opening costs are expected to be approximately $132 million
·	Diluted earnings per share of $3.31 to $3.37 are expected for the fiscal year ending February 3, 2006

Disclosure Regarding Forward-Looking Statements

This news release includes "forward-looking statements" within the meaning the Private Securities Litigation Reform Act of 1995 (the “Act”).  Statements of the company’s expectations for sales growth, comparable store sales, earnings and performance, capital expenditures, store openings, demand for services, and any statement of an assumption underlying any of the foregoing, constitute “forward-looking statements” under the Act.  Although the company believes that the expectations, opinions, projections, and comments reflected in its forward-looking statements are reasonable, it can give no assurance that such statements will prove to be correct. A wide-variety of potential risks, uncertainties, and other factors could materially affect our ability to achieve the results expressed or implied by our forward-looking statements including, but not limited to:  (i) changes in general economic conditions which can negatively affect our customers’ spending patterns; (ii) decreases in the number of new housing starts and the level of repairs, remodeling, and additions to existing homes, as well as general reduction in commercial building activity; (iii) ability to secure, develop, and otherwise implement new technologies and processes designed to enhance our efficiency and competitiveness; (iv) ability to attract, train, and retain highly-qualified associates; (v) ability to locate, secure, and develop new sites for store development; (vi) fluctuations in the prices and availability of services, supplies, and products; (vii) growth and impact of competition; (viii) ability to address legal and regulatory matters; and (ix) impact of unanticipated weather conditions.  Additional information regarding these and other risks and uncertainties are provided in our periodic filings with the Securities and Exchange Commission.  The forward-looking statements contained in this news release speak only as of the date of this release and the company does not assume any obligation to update any such statements.

With fiscal year 2004 sales of $36.5 billion, Lowe’s Companies, Inc. is a FORTUNE® 50 company that serves approximately 11 million customers a week at more than 1,125 home improvement stores in 49 states. Based in Mooresville, N.C., the 59-year old company is the second-largest home improvement retailer in the world. For more information, visit Lowes.com.

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Lowe's Companies, Inc.
Consolidated Statements of Current and Retained Earnings (Unaudited)
In Millions, Except Per Share Data

	Three Months Ended				Six Months Ended
			July 30, 2004				July 30, 2004
	July 29, 2005		As Restated		July 29, 2005		As Restated
Current Earnings	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Net sales	$11,929	100.00	$10,169	100.00	$21,842	100.00	$18,850	100.00

Cost of sales	7,892	66.16	6,780	66.68	14,390	65.89	12,591	66.80

Gross margin	4,037	33.84	3,389	33.32	7,452	34.11	6,259	33.20

Expenses:

Selling, general and administrative	2,363	19.81	1,969	19.36	4,499	20.60	3,822	20.28

Store opening costs	25	0.21	18	0.17	50	0.23	40	0.21

Depreciation	247	2.07	221	2.18	495	2.26	434	2.30

Interest	39	0.33	45	0.44	86	0.39	93	0.49

Total expenses	2,674	22.42	2,253	22.15	5,130	23.48	4,389	23.28

Pre-tax earnings	1,363	11.42	1,136	11.17	2,322	10.63	1,870	9.92

Income tax provision	525	4.40	436	4.29	894	4.09	718	3.81

Net earnings	$838	7.02	$700	6.88	$1,428	6.54	$1,152	6.11

Weighted average shares outstanding - Basic	774		776		774		781

Basic earnings per share	$1.08		$0.90		$1.84		$1.47

Weighted average shares outstanding - Diluted	803		806		804		812

Diluted earnings per share	$1.05		$0.87		$1.78		$1.43

Cash dividends per share	$0.06		$0.04		$0.10		$0.07

Retained Earnings
Balance at beginning of period	$10,193		$8,002		$9,634		$7,574
Net earnings	838		700		1,428		1,152
Cash dividends	(47)		(30)		(78)		(54)
Balance at end of period	$10,984		$8,672		$10,984		$8,672

Lowe's Companies, Inc.
Consolidated Balance Sheets
In Millions, Except Par Value Data

		(Unaudited)	(Unaudited)
		July 29,	July 30, 2004	January 28,
		2005	As Restated	2005
Assets

Current assets:
Cash and cash equivalents		$1,112	$696	$642
Short-term investments		307	335	171
Accounts receivable - net		19	41	9
Merchandise inventory - net		6,340	5,286	5,982
Deferred income taxes		95	82	95
Other assets		94	62	75

Total current assets		7,967	6,502	6,974

Property, less accumulated depreciation		14,782	12,722	13,911
Long-term investments		190	155	146
Other assets		198	217	178

Total assets		$23,137	$19,596	$21,209

Liabilities and shareholders' equity

Current liabilities:
Current maturities of long-term debt		$632	$34	$630
Accounts payable		2,981	2,452	2,687
Accrued salaries and wages		329	250	386
Other current liabilities		2,357	1,995	2,016

Total current liabilities		6,299	4,731	5,719

Long-term debt, excluding current maturities		2,810	3,664	3,060
Deferred income taxes		691	656	736
Other long-term liabilities		252	103	159

Total liabilities		10,052	9,154	9,674

Shareholders' equity:
Preferred stock - $5 par value, none issued		-	-	-
Common stock - $.50 par value;
Shares issued and outstanding
July 29, 2005	780
July 30, 2004	772
January 28, 2005	774	390	386	387
Capital in excess of par		1,710	1,385	1,514
Retained earnings		10,984	8,672	9,634
Accumulated other comprehensive income (loss)		1	(1)	-

Total shareholders' equity		13,085	10,442	11,535

Total liabilities and shareholders' equity		$23,137	$19,596	$21,209

Lowe's Companies, Inc.
Consolidated Statements of Cash Flows (Unaudited)
In Millions

	Six Months Ended
		July 30, 2004
	July 29, 2005	As Restated
Cash Flows From Operating Activities:
Net earnings	$1,428	$1,152
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	505	443
Deferred income taxes	(45)	42
Loss on disposition/writedown of fixed and other assets	17	21
Stock-based compensation expense	38	36
Tax effect of stock options exercised	40	12
Changes in operating assets and liabilities:
Accounts receivable - net	(10)	105
Merchandise inventory - net	(358)	(702)
Other operating assets	(19)	44
Accounts payable	294	240
Other operating liabilities	336	324
Net cash provided by operating activities	2,226	1,717

Cash flows from investing activities:
(Increase) decrease in short-term investments	(55)	460
Purchases of long-term investments	(132)	(78)
Proceeds from sale/maturity of long-term investments	8	6
Increase in other long-term assets	(35)	(17)
Fixed assets acquired	(1,365)	(1,320)
Proceeds from the sale of fixed and other long-term assets	37	53
Net cash used in investing activities	(1,542)	(896)

Cash flows from financing activities:
Repayment of long-term debt	(16)	(60)
Proceeds from employee stock purchase plan	32	30
Proceeds from stock options exercised	147	46
Cash dividend payments	(78)	(54)
Repurchase of common stock	(299)	(1,000)
Net cash used in financing activities	(214)	(1,038)

Net increase (decrease) in cash and cash equivalents	470	(217)
Cash and cash equivalents, beginning of period	642	913
Cash and cash equivalents, end of period	$1,112	$696